UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 1, 2012

Commission File Number:  001-32420

Bazi International, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
841575085
(IRS Employer Identification No.)

1730 Blake Street, Suite 305, Denver, Colorado 80202
(Address of principal executive offices)

303-316-8577
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On February 1, 2012, Bazi International, Inc. (the "Company") entered into Note Purchase Agreements (the "Agreements") with a limited number of accredited investors, pursuant to which the Company issued promissory notes in the principal amount of $40,000 (the "Notes"), together with 444,000 shares of the Company's Common Stock (the "Note Shares") (the "Note Offering"). The Notes are due and payable on or before the earlier to occur of March 31, 2012 or the date the Company consummates a qualified financing resulting in gross proceeds to the Company of at least $1.5 million. The Notes accrue interest at the rate of five percent (5%) per annum. Net proceeds to the Company after the deduction of selling commissions, but before expenses of the Note Offering, were approximately $29,800.

The foregoing is a summary description of the terms of the Note Agreement and Notes and by its nature is incomplete. For further information regarding the terms and conditions of the Note Agreement or Notes, reference is made to the form of Agreements and Notes, which are filed as exhibits hereto and incorporated by reference herein.

The Company intends to use the proceeds from the issuance of the Notes for its immediate working capital needs, which is currently insufficient to allow the Company to execute its business plan. The Company is currently seeking additional capital to fund its immediate working capital requirements and execute its business plan, or an alternative transaction to allow the Company to continue as a going concern. There is no assurance that the Company will be able to obtain such financing, or consummate an alternative transaction. In the event the Company is unable to obtain additional financing, or consummate an alternative transaction, it will be unable to continue as a going concern.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 2.03 is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bazi International, Inc.

Date:   February 6, 2012
By:	/s/ Deborah Wildrick

Name: Deborah Wildrick
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Note Purchase Agreement
EX-99.2	Promissory Note